Exhibit 99.1

SKYSTAR BIO-PHARMACEUTICAL COMPANY ANNOUNCES DELISTING FROM NASDAQ

Xi’an, China, December 18, 2015 – Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI), a China-based manufacturer and distributor of veterinary medicine, vaccines, micro-organisms and feed additives, announced that on December 17, 2015, Skystar Bio-Pharmaceutical Company (the “Company”) received notification from The Nasdaq Stock Market (“Nasdaq”) informing the Company that a Nasdaq hearing panel had decided to delist the Company’s shares from Nasdaq and that the Company’s shares would be suspended from trading on Nasdaq at the open of business on December 21, 2015.

The Company previously disclosed a notification from Nasdaq informing the Company that it was subject to delisting because it failed to comply with Nasdaq’s filing requirements set forth in Listing Rule 5250(c)(1), because it failed to file its Form 10-K for the fiscal year ended December 31, 2014, and Forms 10-Q for the periods ended March 31, and June 30, 2015. The failure to file the Quarterly Report constitutes an additional basis for delisting. The Company also previously disclosed that Nasdaq had notified the Company of two additional, and separate, bases for delisting under Listing Rule 5250(b)(1) (failure to disclose material non-public information) and Listing Rule 5101 (public interest concerns).

The Company will continue to work towards completing its filing requirements for the respective periods and other reports with the Securities and Exchange Commission pursuant to the Exchange Act of 1934, as amended, and other federal securities laws.

The Company expects to commence trading on the over-the-counter market on December 21, 2015.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer, manufacturer and distributor of veterinary healthcare and medical care products. Skystar has four product lines: veterinary medicines, probiotics, vaccines and feed additives formulated and packaged in house across several modern manufacturing and distributions facilities. Skystar's distribution network includes almost 3,000 distribution agents of which 360 are franchised stores with exclusivity agreements covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

Safe Harbor Statements

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, the Company’s ability to complete its IgG kit effort as well as other related efforts at the Huxian facilities, the Company’s ability to timely, effectively and accurately assess the efficacy and commercial potential of any technologies that may results from such R&D efforts, the Company’s ability to timely and effectively commercialize any such technologies. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Skystar Bio-Pharmaceutical Company
Scott Cramer
Director - Corporate Development & U.S. Representative
(407) 645-4433